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                                                                Exhibit 23.2


KPMG Peat Marwick LLP
6565 Americas Parkway, NE Suite 700
Post Office Box 3939
Albuquerque, New Mexico 87190




The Board of Directors
SBS Technologies, Inc.

We consent to incorporation by reference in the registration statement
(No. 333-58) on Form S-3 and registration statement (No. 33-98558) on
Form S-8/S-3 of SBS Technologies, Inc. of our report dated July 30, 1996, relating to the consolidated balance sheets of SBS Technologies, Inc. and subsidiaries as of June 30, 1996 and 1995 and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 1996, which report appears in the June 30, 1996 annual report on Form 10K of SBS Technologies, Inc.




                                                        KPMG Peat Marwick LLP





Albuquerque, New Mexico
November 5, 1996